6

                                   EXHIBIT 3.3
                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                ELXSI CORPORATION

         Pursuant to Section 242 of the General Corporation Law of the State of Delaware

                                      * * *

         ELXSI  Corporation,  a corporation  organized and existing under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"), DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation (as previously amended and corrected), declaring said amendment to be advisable and directing that said proposed amendment be considered at the next annual meeting of the stockholders of the Corporation; and that the resolution setting forth said proposed amendment is as follows:

                  RESOLVED, that the Restated Certificate of Incorporation of the Corporation (as previously amended and corrected) be amended by: (i) deleting Section A of Article FOURTH thereof in its entirety and (ii) adding in lieu thereof a new Section A of Article FOURTH, to read in its entirety as follows:

                           "A. The total  number of shares of all
                  classes of stock which the Corporation is authorized to issue is Sixty-Five Million (65,000,000) shares, consisting of (i) Sixty Million (60,000,000) shares of common stock, par value $.001 per share ("Common Stock"), and
                  (ii) Five Million (5,000,000) shares of preferred stock, par value $.002 per share ("Preferred Stock")."

         SECOND: That thereafter, pursuant to resolutions of the Board of Directors of the Corporation, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the number of shares necessary to authorize such amendment were voted in favor of such amendment.

         THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its officers thereunto duly authorized this 19th day of May, 1998.

                                          By: /s/ ALEXANDER M. MILLEY
                                             -----------------------------------
                                                  Alexander M. Milley
                                                  President